UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2015

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 001-34018

200, 150 13 Avenue SW

Calgary, Alberta Canada T2R, 0V2

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On May 7, 2015, Gran Tierra Energy Inc. and West Face SPV (Cayman) I L.P. (“West Face”) entered into an agreement (the “Agreement”) pursuant to which they settled the proxy contest in which they were engaged. Pursuant to the terms of the Agreement:

1.	Gran Tierra expanded the size of its Board of Directors to be eight members, and appointed each of Robert B. Hodgins, Peter Dey, Ronald Royal and David P. Smith (the “New Directors”) to be members of the Board, and agreed to nominate each of the New Directors for election at the Gran Tierra 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”);

2.	Brook Wade will become an observer at Gran Tierra Board meetings until the 2015 Annual Meeting;

3.	Jeffrey J. Scott, Nicholas G. Kirton and Gerald Macey shall not stand for reelection at the 2015 Annual Meeting and Gran Tierra will nominate for election at the 2015 Annual Meeting only Gary S. Guidry, Brooke Wade, J. Scott Price, a nominee mutually acceptable to the parties, and the New Directors;

4.	The management changes and compensation arrangements described in Item 5.02 below were agreed to; and

5.	The parties agreed not to disparage each other for a period of three years.

In addition, Gran Tierra and West Face entered into a letter agreement pursuant to which Gran Tierra agreed to reimburse West Face for its reasonable, documented out of pocket fees and expenses incurred in the proxy contest and settlement, not to exceed USD$500,000.

Item 5.01. Changes in Control of Registrant

The disclosure in Item 1.01 is incorporated by reference here.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Actions Taken on May 7, 2015

On May 7, 2015, in connection with the actions described in Item 1.01 above:

Appointment of New Directors

Each of Robert B. Hodgins, Peter Dey, Ronald Royal and David P. Smith were appointed as directors of Gran Tierra. In connection with their election, on May 15, 2015, each of these new directors will be granted an option to purchase 85,000 shares of Gran Tierra common stock at the fair market value on the date of grant. Gran Tierra will also enter into its standard form of indemnity agreement with each of these new directors. Each of the New Directors will be entitled to an annual retainer of CDN$35,000. In addition, a fee of CDN$1,200 is paid for each Board meeting attended. None of the New Directors were appointed to any of the Board’s committees.

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Directors Not Standing for Reelection

Each of Jeffrey J. Scott, Nicholas G. Kirton and Gerald Macey agreed not to stand for reelection at the 2015 Annual Meeting.

Change in Chief Executive Officer

Gary S. Guidry was appointed as the President and Chief Executive Officer of Gran Tierra. Mr. Guidry replaces Duncan Nightingale in that role, who has been serving as interim Chief Executive Officer since February 2015 and, with the appointment of Mr. Guidry as Chief Executive Officer, has been designated as Executive Vice President of Gran Tierra.

Mr. Guidry and Gran Tierra will negotiate and enter into an employment agreement which will include: base salary of $400,000 CDN; target bonus of 100% of base salary; five weeks paid vacation; the grant of a stock option to purchase 600,000 shares of Gran Tierra common stock, and a restricted stock unit to acquire 95,000 shares of common stock, in each case vesting over three years; and severance in the event of the termination of Mr. Guidry’s employment other than for cause or resignation for good reason, equal to two years base salary and bonus.

Mr. Guidry, age 59, was the Chief Executive Officer of Onza Energy Inc. from January 2014, until May 2015. From July 2011 to July 2014, Mr. Guidry served as President and Chief Executive Officer of Caracal Energy Inc. Mr. Guidry also served as President and CEO of Orion Oil & Gas Corp. from October 2009 to July 2011, Tanganyika Oil Corp. from May 2005 to January 2009, and Calpine Natural Gas Trust from October 2003 to February 2005. As chief executive officer of these companies, Mr. Guidry was responsible for overseeing all aspects of the respective company’s business. Mr. Guidry currently sits on the boards of Africa Oil Corp. (since April 2008) and Shamaran Petroleum Corp. (since February 2007), where he also serves as a member of each company’s Audit Committee. From September 2010 to October 2011, Mr. Guidry also served on the Board of Zodiac Exploration Corp., and from October 2009 to March 2014, he served on the board of TransGlobe Energy Corp. Prior to these positions, Mr. Guidry served as Senior Vice President and subsequently President of Alberta Energy Company International, and President and General Manager of Canadian Occidental Petroleum’s Nigerian operations. Mr. Guidry has directed exploration and production operations in Yemen, Syria and Egypt and has worked for oil and gas companies around the world in the U.S., Colombia, Ecuador, Venezuela, Argentina and Oman. Mr. Guidry is an Alberta-registered professional engineer (P. Eng.) and holds a B.Sc. in petroleum engineering from Texas A&M University.

Change in Chairman of the Board Status and Compensation

Gran Tierra and Mr. Scott entered into an amendment to his February 2015 employment agreement pursuant to which: (a) Mr. Scott resigned as Executive Chairman of the Board effective immediately and will cease to receive compensation as such under his employment agreement effective June 24, 2015; (b) Mr. Scott returned to the position of non-executive Chairman of the Board, which position he will retain until the 2015 Annual Meeting; (c) all stock options granted to him pursuant to his employment agreement vest and, subject to approval of the Toronto Stock Exchange, the post-termination exercise period of all stock options held by Mr. Scott will be the earlier of one year from the date Mr. Scott ceases to provide services to Gran Tierra and the original expiration date of the term of the stock option; (d) no further severance payments will be made to Mr. Scott; (e) Mr. Scott’s non-competition and confidentiality obligations will terminate effective June 24, 2015; (f) Mr. Scott’s obligation to maintain and protect personal information terminated; and (g) Gran Tierra will reimburse Mr. Scott up to $15,200CDN for the rental of a corporate apartment.

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Amendments to Employment Agreements

Each of Duncan Nightingale, Executive Vice President, James Rozon, Chief Financial Officer, and David Hardy, General Counsel, of Gran Tierra (each, an “Executive”) entered into an amendment to their respective employment agreements with Gran Tierra which provide that: (1) upon the Executive ceasing to be employed by Gran Tierra, the Executive will be entitled to receive the cash severance payment to which he would have been entitled under his then current employment agreement if his employment with Gran Tierra was terminated following a change of control of Gran Tierra; (2) that the Executive’s equity awards will vest upon the earlier to occur, if any, of May 7, 2016 (if still employed with Gran Tierra on that date), the date Gran Tierra terminates his employment, and the date the Executive resigns for good reason (as defined in the amendment); and (3) subject to approval by the Toronto Stock Exchange, the post-termination exercise period of the Executive’s stock options will be extended to the earlier to occur of one year from the date of termination of employment and the original expiration date of the stock option.

In addition, Mr. Nightingale’s amendment to employment agreement also provides that Mr. Nightingale shall receive a retention bonus of $150,000 if (a) he does not terminate his employment with Gran Tierra prior to November 7, 2015, or (b) Gran Tierra breaches the employment agreement or terminates Mr. Nightingale employment with Gran Tierra prior to six months from the date of the amendment to employment agreement.

Amendment to Indemnity Agreements

Gran Tierra entered into amendments to the indemnity agreements with each of its directors Gerald Macey and J. Scott Price, former directors Verne Johnson and Raymond Antony, and the Executives, strengthening the indemnification obligations of Gran Tierra under those indemnity agreements.

Actions Taken on May 11, 2015

On May 10, 2015, the Board of Directors of Gran Tierra took the following actions, effective May 11, 2015:

Replacement of Chief Financial Officer

Ryan Ellson was appointed as Chief Financial Officer, replacing Mr. Rozon in that position, who will remain as an employee of Gran Tierra to assist in the transition of his role. In connection with Mr. Ellson’s appointement as Chief Financial Officer, Mr. Ellson’s base salary was set at CDN$325,000, his target bonus was set at 80% of base salary, he was granted a stock option to purchase 350,000 shares of Gran Tierra common stock and a restricted stock unit to acquire 60,000 shares of Gran Tierra common stock, each vesting over three years, and he will receive a severance package in the event of a change of control of Gran Tierra in the amount of 1.5 times base salary and bonus.

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Mr. Ellson, has 15 years of experience in a broad range of international corporate finance and accounting roles. Most recently, Mr. Ellson was Head of Finance for Glencore E&P (Canada), and prior thereto Vice President, Finance at Caracal Energy, a London Stock Exchange listed company with operations in Chad, Africa. While at Caracal Energy, Mr. Ellson was instrumental in negotiating a $330 million farm-out to Glencore, secured a $250 million reserve based lending facility (winner of several trade finance deals of the year), and involved in multiple capital raises totaling approximately $500 million. Mr. Ellson was also instrumental in the successful listing of Caracal on the London Stock Exchange. Prior to Caracal, Mr. Ellson held several management and executive positions with companies operating in Egypt, India and Canada. Mr. Ellson is a Charted Accountant and holds a Bachelor of Commerce and a Master of Professional Accounting from the University of Saskatchewan.

Grant of Equity Awards to Chief Executive Officer

Mr. Guidry was granted a stock option to purchase 600,000 shares of Gran Tierra common stock and a restricted stock unit to acquire 95,000 shares of Gran Tierra common stock, each vesting over three years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2015	GRAN TIERRA ENERGY INC.

	By:	/s/ David Hardy
David Hardy
Chief Counsel

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